UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

_______________________

Date of Report             May 20, 2013

(Date of earliest

event reported):

              BOWL AMERICA INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	01-7829	54-0646173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  6446 Edsall Road, Alexandria, VA 22312

(Address of principal executive offices, including zip code)

           (703) 941-6300

(Registrant’s telephone number, including area code)

           Not Applicable

(Former name or former address, if changed since last report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 20, 2013, Bowl America of Florida, Inc. (“Seller”), a wholly owned subsidiary of Bowl America Incorporated (the “Company”), entered into a purchase and sale letter of understanding (the “Purchase Agreement”) with Rollins College, a private college located in the State of Florida (“Rollins College”). Under the terms of the Purchase Agreement, Seller will sell the real property, building and its contents (other than personal property excluded from the sale) located at 1111 West Fairbanks Avenue, Winter Park, Florida 32789 (the “Property”) to Rollins College (the “Transaction”). The Company and Seller expect that the Seller will close the Transaction on or about May 31, 2013.

The purchase price for the Transaction is Two Million Eight Hundred Fifty Thousand Dollars ($2,850,000) (the “Payment”), payable at the closing of the Transaction in cash or other immediately available funds.

The Purchase Agreement contains customary representations, warranties and covenants. Consummation of the Transaction is subject to various closing conditions, including receipt by Rollins College of a title insurance commitment, survey, and environmental assessment, in each case with respect to the Property and in a form satisfactory to Rollins College. The Purchase Agreement contains termination rights, including a right for Seller to terminate the Purchase Agreement if the closing has not occurred on or before June 11, 2013. The Purchase Agreement also provides that Seller will execute and deliver a Quit Claim Deed and Quit Claim Bill of Sale transferring the Property and certain non-excluded personal property to Rollins College at the closing, as well as other customary documentation.

The forgoing summary does not purport to be complete and is qualified in its entirety by the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Item 9.01(d)	Financial Statements and Exhibits.

Exhibit 2.1 Purchase and Sale Letter of Understanding, effective May 20, 2013, by and between Bowl America of Florida, Inc. and Rollins College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOWL AMERICA INCORPORATED

Date: May 21, 2013	By:	/s/ Leslie H. Goldberg
Leslie H. Goldberg
President

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